Exhibit 23K
             Opinion and Consent of McCurdy & Associates CPA's, Inc.

                    OPINION OF INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the accompanying statement of assets and liabilities of the Electric City Funds, Inc. (comprised of the Electric City Value Fund) as of December 27, 1999. The financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of assets and liabilities presentation. Our procedures included confirmation of cash held by the custodian as of December 27, 1999, by correspondence with the custodian. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, iun all material respects, the financial position of the Electric City Value Fund as of December 27, 1999, in conformity with generally accepted accounting principles.

/s/ McCurdy & Associates CPA's, Inc.

McCURDY & ASSOCIATES, CPA'S, INC.
Westlake, Ohio
December 27, 1999


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use in this Pre-effective Amendment No. 2 to the Registration Statement for the Electric City Funds, Inc. of all references to our firm included in or made a part of this Amendment.

McCurdy & Associates CPA's, Inc.
December 27, 1999

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